As filed with the Securities and Exchange Commission on April 22, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SECUREWORKS CORP.

(Exact name of registrant as specified in its charter)

Delaware	56-2015395
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Concourse Parkway NE Suite 500 Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

SecureWorks Corp. 2016 Long-Term Incentive Plan

(Full title of the plan)

Michael R. Cote

President and Chief Executive Officer

SecureWorks Corp.

One Concourse Parkway NE

Suite 500

Atlanta, Georgia 30328

(Name and address of agent for service)

(404) 327-6339

(Telephone number, including area code, of agent for service)

Copies to:

George Hanna Vice President, General Counsel SecureWorks Corp. One Concourse Parkway NE Suite 500 Atlanta, Georgia 30328 (404) 327-6339	Kevin K. Greenslade Hogan Lovells US LLP 7930 Jones Branch Drive McLean, Virginia 22102 (703) 610-6100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A common stock, par value $0.01 per share	8,500,000	$14.00	$119,000,000	$11,983

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers additional shares of the registrant’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), that may become issuable under the SecureWorks Corp. 2016 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of the Class A Common Stock.

(2)	Estimated, solely for the purpose of calculating the registration fee, in accordance with Rule 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of this registration statement will be sent or given to participants in the SecureWorks Corp. 2016 Long-Term Incentive Plan. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

SecureWorks Corp. (the “Company”) incorporates by reference herein the following documents filed by it with the SEC:

(a)	the prospectus forming part of the Company’s Registration Statement on Form S-1 (Registration No. 333-208596) filed on April 22, 2016 pursuant to Rule 424(b) under the Securities Act; and

(b)	the description of the Company’s common stock set forth in its Registration Statement on Form 8-A filed on April 19, 2016, including any amendment or report filed for the purpose of updating such description.

In addition, the Company incorporates by reference all documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference into this registration statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this registration statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

The following summarizes arrangements under which controlling persons, directors and officers of the Company are indemnified against liability which they may incur in their capacities as such.

Delaware General Corporation Law. As a Delaware corporation, the Company is subject to the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The Company’s restated certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Bylaws. The Company’s amended and restated bylaws provide for the indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law. The bylaws state that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or administrative or investigative proceeding by reason of the fact that such person is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit or other entity, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all liability and loss suffered and all expenses (including attorneys’ fees) reasonably incurred by such person in connection therewith.

Merger Agreement Provisions. The Agreement and Plan of Merger among the Company, Dell Marketing L.P., a Texas limited partnership, DII Shield Corp., a Georgia corporation, and SWRX Securityholders’ Agent, LLC, a Georgia limited liability company, as the Securityholders’ Agent, dated as of January 3, 2011 (the “Dell merger agreement”), provides that the Company will cause to be maintained, for a period of six years following the effective time of the merger referred to therein (the “merger”), an extended reporting period endorsement (a “D&O tail”) under the Company’s directors’ and officers’ liability insurance policy in effect as of such effective time for the Company’s former, and certain current, directors and officers. The D&O tail is required to provide the Company’s former, and certain current, directors and officers with coverage of not less than the coverage under, and having other terms not materially less favorable to the insured persons than the terms of, the insurance coverage maintained by the Company at the effective time of the merger. The Dell merger agreement further provides that Dell Marketing L. P. will bear and pay up to $50,000 of the aggregate cost of the D&O tail, and if the cost of the D&O tail exceeds $50,000 in the aggregate, the Company will bear and pay the portion of such cost in excess of $50,000.

Other Insurance. The Company maintains directors’ and officers’ liability insurance, which covers current directors and officers of the Company against certain claims or liabilities arising out of the performance of their duties.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Company herewith files or incorporates by reference the exhibits identified below:

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of SecureWorks Corp. (the “Company”)

4.2	Amended and Restated Bylaws of the Company

4.3	Specimen Certificate of Class A Common Stock, par value $0.01 per share, of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-208596) filed on December 17, 2015)

4.4	SecureWorks Corp. 2016 Long-Term Incentive Plan

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered

Exhibit No.	Description

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, regarding Predecessor financial statements

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, regarding Successor financial statements

24.1	Powers of Attorney (included on the signature page of this registration statement)

Item 9.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 22nd day of April 2016.

SECUREWORKS CORP. (Registrant)

By:	/s/ Michael R. Cote
Name:	Michael R. Cote
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Cote, George Hanna and Janet B. Wright, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael R. Cote Michael R. Cote	President, Chief Executive Officer and Director (Principal Executive Officer)	April 22, 2016

/s/ R. Wayne Jackson R. Wayne Jackson	Chief Financial Officer (Principal Financial Officer)	April 22, 2016

/s/ Henry C. Lyon Henry C. Lyon	Chief Accounting Officer (Principal Accounting Officer)	April 22, 2016

/s/ Michael S. Dell Michael S. Dell	Chairman of the Board of Directors	April 22, 2016

/s/ Pamela Daley Pamela Daley	Director	April 22, 2016

/s/ David W. Dorman David W. Dorman	Director	April 22, 2016

/s/ Egon Durban Egon Durban	Director	April 22, 2016

Signature	Title	Date

/s/ Mark J. Hawkins Mark J. Hawkins	Director	April 22, 2016

/s/ William R. McDermott William R. McDermott	Director	April 22, 2016

/s/ James W. Whitehurst James W. Whitehurst	Director	April 22, 2016

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of SecureWorks Corp. (the “Company”)

4.2	Amended and Restated Bylaws of the Company

4.3	Specimen Certificate of Class A Common Stock, $0.01 par value per share, of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-208596) filed on December 17, 2015)

4.4	SecureWorks Corp. 2016 Long-Term Incentive Plan

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, regarding Predecessor financial statements

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, regarding Successor financial statements

24.1	Powers of Attorney (included on the signature page of this registration statement)